Exhibit 10.38
BALLY'S CORPORATION
2021 EQUITY INCENTIVE PLAN
OPTION RIGHT AWARD AGREEMENT
NOTICE OF GRANT
The attached Option Right Award Agreement, which includes the terms in this Notice of Grant (the "Notice of Grant"), evidences the grant of option rights (the "Option Rights") by Bally's Corporation (the "Company") pursuant to the terms of the Bally's Corporation 2021 Equity Incentive Plan (the "Plan") to the individual whose name appears below ("Participant") on the date indicated below. Any capitalized term used herein but not defined herein shall have the meaning set forth in the Plan.

You have been granted an award of Option Rights subject to the terms and conditions of the Plan and this Agreement, as follows:

Name of the Participant: Robeson Reeves

Number of Option Rights: 1,881,000

Option Price: $18.25 per Common Share

Date of Grant: October 7, 2025

Vesting Schedule: Except as otherwise provided in the attached Option Right Award Agreement, the Option Rights shall become vested and exercisable as follows:

•940,500 Option Rights will vest on the following dates subject to the Participant’s continuous service with the Company or a Subsidiary on each such vest date:

◦313,500 Option Rights on January 1, 2027
◦313,500 Option Rights on January 1, 2028
◦313,500 Option Rights on January 1, 2029

•940,500 Option Rights will become eligible to vest, subject to the Participant’s continuous service with the Company or a Subsidiary and achievement of applicable performance criteria,

◦on March 15, 2027, or later as determined by the Board, 313,500 Option Rights will become eligible to be earned with respect to the one-year performance period commencing January 1, 2026, and ending December 31, 2026,

◦on March 15, 2028, or later as determined by the Board, 313,500 Option Rights will become eligible to be earned with respect to the one-year performance period commencing January 1, 2027, and ending December 31, 2027

◦on March 15, 2029, or later as determined by the Board, 313,500 will become eligible to be earned with respect to the one-year performance period commencing January 1, 2028, and ending December 31, 2028

(each one-year period, a "Performance Period"), in each case, based upon achievement of the applicable performance criteria as determined by the Committee (as set forth in the Statement of Management Objectives as approved by the Committee (the "Statement of Management Objectives") for such Performance Period indicated in the Statement of Management Objectives, with resulting earned Option Rights vesting on March 15 thereafter (or as soon as practicable after this date).

Your signature below indicates your agreement to be bound by the terms of this Notice of Grant and the Option Right Award Agreement attached hereto as Appendix A with respect to the Option Rights granted to you.

PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT, AND APPENDIX B, WHICH CONTAINS THE PROSPECTUS OF THE BALLY’S CORPORATION 2021 EQUITY INCENTIVE PLAN.

By: /s/ Robeson Reeves
Name: Robeson Reeves
Date: October 8, 2025

BALLY’s CORPORATION

By: /s/ Craig Eaton
Name: Craig Eaton
Title: Sr VP

APPENDIX A

OPTION RIGHT AWARD AGREEMENT

Bally’s Corporation 2021 Equity Incentive Plan

This Award Agreement, which includes the terms of the Notice of Grant (collectively, the “Agreement”), is made as of the Date of Grant set forth in the Notice of Grant (such date, the “Date of Grant”) between Bally’s Corporation (the “Company”) and the Participant set forth in the Notice of Grant (“Participant”), pursuant to the terms of the Bally’s Corporation 2021 Equity Incentive Plan (the “Plan”). Any capitalized term used herein but not defined herein shall have the meaning set forth in the Plan.

Section 1. Grant of Option Rights. The Company has granted to Participant, subject to the terms and conditions herein and in the Plan, the number of option rights as set forth in the Notice of Grant, which shall become earned contingent upon the satisfaction of the performance, vesting and other conditions set forth herein (the “Option Rights”). Each Option Right represents the right to purchase one Common Share at the Option Price, subject to the terms and conditions set forth in this Agreement and the Plan.

Section 2. Vesting of Option Rights.

(a)Generally. Except as otherwise provided herein, the Option Rights shall be earned in accordance with the Vesting Schedule set forth in the Notice of Grant, subject to Participant’s continuous service with the Company or a Subsidiary for the duration of each Performance Period. For purposes of this Agreement, the continuous service with the Company or a Subsidiary will not be deemed to have been interrupted, and Participant shall not be deemed to have ceased to be an employee or a consultant of the Company or a Subsidiary, by reason of the transfer of Participant’s service among the Company and its Subsidiaries.

(b)Determination of Earned Award. As soon as reasonably practicable following the completion of the applicable Performance Period, the Committee will determine, in its sole discretion, (i) whether and to what extent the applicable Management Objectives have been satisfied and (ii) the number of Option Rights that will become earned pursuant to the terms hereof (the “Earned Units”). Any Option Rights subject to achievement during an applicable Performance Period that do not constitute Earned Units following the Committee’s determination thereof with respect to such Performance Period will be automatically forfeited by Participant without consideration.
(c)Death, Disability. Notwithstanding Sections 2(a) through 2(b), upon the occurrence of Participant’s termination of service due to Participant’s death or Disability: (i) any Option Rights attributable to any Performance Period that ended immediately prior to the date of Participant’s termination of service due to Participant’s death or Disability that have not become Earned Units as of such termination date because the Committee has not yet made a determination pursuant to Section 2(b) shall immediately become Earned Units, assuming achievement of the applicable Management Objective(s) at the target performance level, (ii) the Option Rights attributable to the Performance Period during which such termination of service occurs shall immediately become Earned Units on a pro-rata basis (based on the number of days of Participant’s service during the applicable Performance Period, as a fraction of the number of days in such Performance Period), assuming achievement of the applicable Management Objective(s) at the target performance level, and (iii) all Option Rights attributable to a Performance Period commencing immediately after the date of such termination of service, if any, shall be automatically forfeited by Participant without consideration. Any Option Rights that become Earned Units pursuant to this Section 2(c) shall be subject to Section 4 and Section 5.

(d)Termination Without Cause; Termination For Good Reason. Notwithstanding Sections 2(a) and (b), upon the occurrence of Participant’s termination of service due to Participant’s Termination Without Cause, or a Termination For Good Reason: (i) any Option Rights attributable to any Performance Period that ended immediately prior to the date of Participant’s termination of service that have not become Earned Units because the Committee has not yet made a determination pursuant to Section 2(b) shall become Earned Units based upon actual achievement of the applicable Management Objectives(s) for such prior Performance Period, and (ii) all remaining Option Rights attributable to the Performance Period during which such termination of service occurs and any subsequent Performance Period shall also become Earned Units based upon actual achievement of the applicable Management Objective(s) for each such Performance Period. Any Option Rights that become Earned Units pursuant to this Section 2(d) shall be subject to Section 4 and Section 5.

(e)Change in Control. Notwithstanding Sections 2(a) and 2(b), upon the consummation of a Change in Control: (i) any Option Rights attributable to any Performance Period ending prior to the occurrence of the Change in Control that have not yet become Earned Units shall immediately become Earned Units, assuming achievement of the applicable Management Objective(s) at the target performance level, and (ii) all remaining Option Rights attributable to the Performance Period during which such Change in Control occurs and any subsequent Performance Period shall immediately become Earned Units, assuming achievement of the applicable Management Objective(s) at the target performance level. Any Option Rights that become Earned Units pursuant to this Section 2(e) shall be subject to Section 4 and Section 5.

Section 3. Termination of Service. Subject to the provisions of Section 2, upon the occurrence of a termination of Participant’s service for any reason, all unvested Option Rights shall be forfeited, and Participant shall not be entitled to any compensation or other amount with respect to such forfeited Option Rights.

Section 4. Term of Option Rights.

(a)General. All Option Rights shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b)Termination of Service. The Option Rights shall automatically terminate upon the happening of the first of the following events:

(i)The expiration of the 90-day period after the Participant ceases to be employed by, or provide service to, the Company, if the termination is for any reason other than death, Disability, or Cause.

(ii)The expiration of the 1-year period after the Participant ceases to be employed by, or provide service to, the Company, on account of the Participant’s death.

(iii)The expiration of the 1-year period after the Participant ceases to be employed by, or provide service to, the Company, on account of the Participant’s Disability.

(iv)The date on which the Participant ceases to be employed by, or provide service to, the Company for Cause.

(v)Any portion of the Option Rights that are not exercisable at the time the Participant ceases to be employed by, or provide service to, the Company shall immediately terminate.

Section 5. Exercise Procedures.

(a)Right to Exercise. Subject to the terms in Section 2, Section 3, and Section 4 above, the Participant may exercise part or all of the exercisable Option Rights by giving the Company, or its designated Plan administrator, written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option Rights are to be exercised and the method of payment. Payment of the Option Price shall be made in accordance with procedures established by the Committee from time to time based on the type of payment being made but, in any event, prior to issuance of the Common Shares.

(b)Method of Exercise. The Participant may pay the Option Price for the Common Shares being purchased by any of the following methods, to the extent permitted by law and approved by the Committee:

(i)in cash;

(ii)with the approval of the Committee, by delivering Shares of the Company, which shall be valued at their Fair Market Value on the date of delivery, or by attestation (on a form prescribed by the Committee) to ownership of Common Shares having a Fair Market Value on the date of exercise equal to the Option Price;

(iii)through a “net exercise” procedure whereby the Company reduces the number of Common Shares issued upon exercise by a number of Common Shares having a Fair Market Value equal to the aggregate exercise price and applicable withholding taxes

(iv)by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; or by such other method as the Committee may approve.

(c)The obligation of the Company to deliver Common Shares upon exercise of the Option Rights shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Participant (or other person exercising the Option Right after the Participant’s death) represent that the Participant is purchasing Common Shares for the Participant’s own account and not with a view to or for sale in connection with any distribution of the Common Shares, or such other representation as the Committee deems appropriate.

(d)All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any applicable tax obligations and subject to the provisions of Section 11. Subject to Committee approval, the Participant may elect to satisfy any applicable tax obligations of the Company with respect to the Option Rights by having shares withheld up to an amount that does not exceed the minimum applicable required taxes (or such other rate approved by the Committee that does not result in adverse accounting consequences).

Section 6. Adjustments. The Option Rights granted hereunder shall be subject to the provisions of Section 11 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure and for material corporate transactions; provided, however, for the avoidance of doubt, any dividends which are the subject of Dividend Equivalents (as defined below) shall not also be the cause of adjustments to the Option Rights pursuant to Section 11 of the Plan.

Section 7. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued service with the Company or any Affiliate.

Section 8. Limitation of Rights. Participant shall not have any privileges of a Shareholder of the Company with respect to any Option Rights, including, without limitation, any right to vote any Common Shares underlying such Option Rights or to receive dividends or other distributions in respect thereof, unless and until there is a date of exercise and issuance to Participant of the underlying Common Shares. Notwithstanding the foregoing, the Option Rights granted hereunder are hereby granted in tandem with corresponding dividend equivalents with respect to each Common Share underlying the Option Right granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Date of Grant until the earlier of the exercise or forfeiture of the Option Rights to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Shares underlying the Option Rights to which such Dividend Equivalent relates, payable in cash and subject to the same vesting terms of the Option Rights to which it relates, at the time the Common Shares underlying the Option Rights are exercised and delivered to Participant pursuant to Section 5; provided, however, if any dividends or distributions are paid in Common Shares, the Common Shares shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Option Rights to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends declared after the earlier to occur of the exercise or forfeiture of the Option Rights underlying such Dividend Equivalents.

Section 9. Restrictions on Transfer. Subject to Section 15 of the Plan, no Option Rights may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option Rights contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Option Rights, shall be null and void and without effect.

Section 10. Definitions.

(a)“Cause” means, unless otherwise set forth in a written employment agreement between Participant and the Company or any Subsidiary, the termination by the Company or any Subsidiary of Participant’s service to the Company or any Subsidiary as a result of:
(i)the commission by Participant of a felony or a fraud,
(ii)conduct by Participant that brings the Company or any Subsidiary or Affiliate of the Company into substantial public disgrace or disrepute,
(iii)gross negligence or gross misconduct by Participant with respect to the Company or any Subsidiary or Affiliate of the Company,
(iv)Participant’s abandonment of Participant’s service to the Company or any Subsidiary,
(v)Participant’s insubordination or failure to follow the directions of the person to whom Participant reports, which is not cured within three (3) days after written notice thereof to Participant,
(vi) Participant’s breach of a material employment policy of the Company, which is not cured within three days after written notice thereof to Participant, or
(vii) any other breach by Participant of this Agreement or any other agreement with the Company or any Subsidiary which is material and which is not cured within thirty (30) days after written notice thereof to Participant.

(b)“Change in Control” means any of the following events:

(i)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or

(B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (IV) any acquisition pursuant to a transaction that complies with Sections 10(b)(iii)(A), (b)(iii)(B) and (b)(iii)(C) below; or

(ii)individuals who, as of May 18, 2021 (the “Effective Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination,

(A)all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non- corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be,

(B)no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and

(C)at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv)approval by the Shareholders of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if a Change in Control under Sections 9(b)(i), 9(b)(ii), or 9(b)(iii) above is triggered by the level of ownership or control of a Permitted Holder, such Change in Control will not be deemed to occur for purposes of this Agreement.

(c)“Disability” for the purpose of the Plan means (i) Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(d) “Involuntary Termination” means a Termination Without Cause or a Termination for Good Reason.

(e)“Permitted Holder” means (i) (A) Standard General, L.P., (B) its affiliates and (C) any funds or accounts managed or controlled by it or its affiliates (clauses (A) through (C), collectively, “Standard General Investors”), (ii) any Person with whom one or more of the Standard General Investors forms a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) so long as, in the case of this clause (ii), the relevant Standard General Investors (taken as a whole) directly or indirectly beneficially own more than 50% of the relevant voting power of the issued and outstanding voting stock of the Company owned by such “group,” and (iii) Sinclair Broadcasting Group, Inc. and its affiliates. For purposes of this Section 10(e), “affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Standard General, L.P. or Sinclair Broadcasting Group, Inc., as applicable, as determined by the Committee or the Board, as applicable, in its discretion.

(f)“Termination for Good Reason” means, unless otherwise set forth in a written employment agreement between Participant and the Company, the termination by Participant of Participant’s service with the Company as a result of (i) a material diminution in Participant’s base salary, other than a reduction in base salary that affects all similarly situated executives of the Company in substantially the same proportion; (ii) a material diminution in Participant’s responsibilities to the Company (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law); or (iii) a relocation of Participant’s principal place of service to the Company such that the distance between Participant’s primary residence as of such relocation and Participant’s principal place of service to the Company is increased by more than fifty (50) miles; provided, however, that a termination on account of the foregoing conditions will constitute a Termination for Good Reason only if Participant provides written notice to the Company within forty-five (45) days of the initial existence of the condition(s) constituting Good Reason and the Company fails to cure such condition(s) within sixty (60) days after receipt from Participant of such notice. For the purpose of this definition, “Company” shall include any Affiliate or Subsidiary of the Company and any entity with whom Participant holds a position at the request of the Company.

(g)“Termination Without Cause” means the termination by the Company or any Subsidiary of Participant’s service with the Company or any Subsidiary for any reason other than a termination for Disability or a termination for Cause.

Section 11. Taxation

(a)Interpretation

Employer Company: for the purposes of this Agreement and the definition of Tax Liability, the Participant’s employer or former employer as applicable.

Employer NICs: any secondary class 1 (employer) NICs (or any similar liability for social security contribution in any jurisdiction) that the Company or any Employer Company is liable to pay as a result of any Taxable Event (or which that person would be liable to pay in the absence of an election of the type referred to in Section 11(d)) and that may be lawfully recovered from the Participant.

ITEPA 2003: Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom.

NICs: National Insurance contributions, including any associated health and social care levy.

Taxable Event: any event or circumstance that gives rise to a liability for the Participant to pay income tax and NICs or either of them (or their equivalents in any jurisdiction) in respect of:

(i)the Option Rights, including their grant, exercise, assignment or surrender for consideration, or the receipt of any benefit in connection with them;

(ii)any Common Shares (or other securities or assets):
a.earmarked or held to satisfy the Option Rights;
b.acquired on exercise of the Option Right;
c.acquired as a result of holding the Option Rights; or
d.acquired in consideration of the Option Rights' assignment or surrender;

(iii)any securities (or other assets) acquired or earmarked as a result of holding Common Shares (or other securities or assets) mentioned in (ii); or
(iv)arising as a result of entering into an election under section 430 or 431 of ITEPA 2003; or
(v)in respect of any amount due under PAYE in respect of assets within (i) to (iv) above and not made good by the Participant within the time limit specified in section 222 of ITEPA 2003.

Tax Liability: the total of:

(i)any income tax and primary class 1 (employee) NICs (or their equivalents in any jurisdiction) that any Employer Company is liable to account for (or reasonably believes it is liable to account for) as a result of any Taxable Event;

(ii)and [any Employer NICs (or the equivalent in any jurisdiction) that any Employer Company is liable to pay (or reasonably believes it is liable to pay) as a result of any Taxable Event and that can be recovered lawfully from the Participant-.

(1)The Participant will indemnify the Company and any Employer Company in respect of any Tax Liability.

(‘c) The Participant irrevocably agrees to:

(i)pay to the Company or the Employer Company the amount of any Tax Liability;

(ii)enter into arrangements to the satisfaction of the Company or the Employer Company (as appropriate) for payment of any Tax Liability.
(d) [The Participant irrevocably agrees that:

(i)the Company or the Employer Company (as appropriate) may recover the whole or any part of any Employer NICs from the Participant; and

(ii)at the request of the Company or the Employer Company, the Participant shall elect (using a form approved by HM Revenue & Customs) that the whole or any part of the liability for Employer NICs shall be transferred to the Participant.

(e) The Participant’s Employer Company (or the Company on behalf of the Employer Company) may at any time before the exercise of the Agreement release the Participant from the obligations in respect of Employer NICs, so that Employer NICs do not form part of the Tax Liability.]

(f) If the Participant does not fulfil the obligations under this Section 11 in respect of any Tax Liability immediately before any Taxable Event and the Company or Employer Company is not able to deduct the full amount of any Tax Liability from any payments of remuneration made or to be made to the Participant on or after the date on which the Tax Liability arose in time for it to satisfy its obligation to account in full for the Tax Liability then unless the Committee determines otherwise, the Company shall withhold from the Common Shares otherwise issuable pursuant to the exercise of the Option Rights a number of Common Shares having a value equal to the Tax Liability. Such Common Shares used for the Tax Liability will be valued at an amount equal to the fair market value of such Common Shares on the date the value of the Option Rights gives rise to the Tax Liability. In no event will the fair market value of the Common Shares to be withheld and/or delivered pursuant to this Section 11 to satisfy the Tax Liability exceed the minimum amount required to be withheld unless (a) an additional amount can be withheld and not result in adverse accounting consequences and (b) such additional withholding amount is authorized by the Committee.

(g) From the those withheld Common Shares or the net proceeds of sale of such Common Shares the Company shall:

(i)retain an amount equal to the Tax Liability and shall pay any balance to the Participant (if the Company is to account for or pay the relevant Tax Liability); or

(ii)pay to the Employer Company (if that person is liable to account for or pay the relevant Tax Liability) an amount equal to the Tax Liability and shall pay any balance to the Participant.

(h) The Participant irrevocably agrees to enter into a joint election, under section 431(1) or 431(2) of ITEPA 2003, in respect of the Common Shares to be acquired on exercise of the Option Rights if required to do so by the Company, the employer or former employer, before, on or within 14 days after any date of exercise of the Option Rights.

..

Section 12. Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law or the law of the Participant’s jurisdiction. Nothing in this Agreement or in the Plan prohibits or will be interpreted or construed to prohibit Participant from reporting any possible violation of federal law or regulation to any governmental agency or entity, including, but not limited to, the U.S. Department of Justice or the Securities and Exchange Commission, or providing testimony to or communicating with such agency or entity in the course of its investigation, or from making any other disclosures that are protected under the whistleblower provisions of federal law and regulation. Any such reports, testimony or disclosures do not require Participant to provide notice or receive the authorization or consent of the Company or the Board.

Section 13. Construction. The Option Rights granted hereunder are granted pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Option Rights granted hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon Participant.

Section 14. Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 15. Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 17. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 18. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A of the Code shall be excluded from Section 409A of the Code to the maximum extent possible. The Option Units granted hereunder shall be subject to the provisions of Section 17 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A of the Code.

Section 19. Entire Agreement. Participant acknowledges and agrees that this Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise between the parties with respect to such subject matter.

Section 20. Forfeiture and Recapture. The Option Rights will be subject to recoupment in accordance with any existing clawback or recoupment policy, or clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required under Section 10D of the Exchange Act or other applicable law.

Section 21. Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement; provided, however, that, subject to the terms of the Plan, no amendment will materially impair the rights of Participant with respect to the Option Rights without Participant’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Participant to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

Section 22. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

Section 23. Transfer of Personal Data

(a)For the purposes of this Section 23, the following terms shall have the following meanings:

(i)“Data Processing” has the meaning set out in the applicable Data Protection Legislation.

(ii)“Data Protection Legislation” means any law, statute, declaration decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding provision or restriction (as amended, consolidated or re-enacted from time to time) in any jurisdiction which relates to the protection of individuals with regards to the processing of Personal Data, including the UK Data Protection Act 2018 and the Retained EU General Data Protection Regulation (2016/679) and any code of practice or guidance published by the UK Information Commissioner’s Office (or any successor body) from time to time.

(iii)“Personal Data” has the meaning set out in the applicable Data Protection Legislation.

(b)To the satisfaction and under the direction of the Board, all operations of the Plan, the Restricted Stock Units and this Agreement shall include or be supported by appropriate agreements, notifications and arrangements in respect of Data Processing in connection with the Plan, in order to secure:

(i)the Company and any Affiliate's reasonable freedom to operate the Plan and for connected purposes; and

(ii)compliance with all data protection requirements applicable from time to time, including under the Data Protection Legislation and any relevant practices and policies of the Company and any Affiliate.

Statement of Management Objectives 2026, 2027 and 2028 Performance Periods

This Statement of Management Objectives applies to the 940,500 performance-based Option Rights granted to the Participant on the Date of Grant and applies with respect to the Option Rights Award Agreement between the Company and the Participant (the “Agreement”). Capitalized terms used but not specifically defined in this Statement of Management Objectives have the meanings assigned to them in the Agreement.

The Option Rights award consists of three separate Performance Periods, each from January 1 through December 31 of each of 2026, 2027, and 2028.

One-third of the Option Rights, or 313,500 shares, are eligible to be earned with respect to the 2026 Performance Period, one-third of the Option Rights, or 313,500 shares, are eligible to be earned with respect to the 2027 Performance Period, one-third of the Option Rights, or 313,500 shares, are eligible to be earned with respect to the 2028 Performance Period.

The Committee shall specify the applicable performance goal(s) applicable to such Performance Period and the relevant achievement levels. The payout percentage for each applicable achievement level will be subject to the discretion of the Committee.

The performance goals applicable to the 2026, 2027, and 2028 Performance Periods, will be set by the Committee and will include both quantitative (Adjusted EBITDA Goal as example), as well as additional strategic goals that may be specified by the Committee.

APPENDIX B

PROSPECTUS OF THE BALLY’S CORPORATION 2021 EQUITY INCENTIVE PLAN

(SEE ATTACHED DOCUMENT)